AGREEMENT (Contract) 300416.02

Xinbei District, Jiangsu Province, China	June 18, 2016

Sole Trader “Moveix Inc”, hereinafter referred to as the “Buyer”, represented by its Director Alexandru Curiliuc acting on the basis of the Articles of Incorporation, on the one hand, and the «HIGH TECHNOLOGY GLOBAL TRADING LTD», hereinafter referred to as the “Seller” represented by the YUAN JIANFEI acting on the basis of the Articles of Association, on the other hand, and jointly referred to as the Parties, have agreed as follows:

1. GENERAL CONDITIONS AND THE SUBJECT OF THE CONTRACT

1.1. This Contract is the main Contract and solves general conditions and principles of cooperation between the Seller and the Buyer.

1.2. According to this Contract, the Seller sells and the Buyer buys Goods, according to the Specification to the Contract for each separate delivery.

2. QUANTITY AND PRICE OF THE GOODS

2.1. The quantity and cost of the Goods, will be agreed between the Seller and the Buyer, and is fixed in Invoice and Specification for each separate delivery, which are an integral part of this Contract.

2.2 The Seller is responsible for the quantity of the delivered Goods.

3. TOTAL SUM OF THE CONTRACT

3.1 The total amount of the Contract is calculated as the total value of all the separate additions that are integral parts to it.

4. QUALITY AND PACKAGING OF THE GOODS

4.1. Quality of the Goods sold according to this Contract, should completely correspond to international standards and certificates of the manufacturer.

4.2. The Seller of the Goods bears responsibility for quality and safety of the Goods throughout the period of application time of the Goods provided under conditions of appropriate storage and transportation of products (goods).

4.3. The package, in which the Goods are shipped, shall meet the standards acting in the country of the Seller, and in case of proper handling of the cargo, it shall guarantee absolute safety for the Goods during their transportation.

5. DOCUMENTS RELATED TO THE GOODS

5.1. The Seller prepares the following documents for each shipped batch\ consignment and transfers them to the Buyer:

-Invoice,

-Packing list

-Specification,-Export declaration,- Transport declaration,

6. TERMS OF DELIVERY

6.1. According to the terms of this agreement Goods delivery to be performed by mixed cargo transportation in international and domestic transport links: by sea, truck or by air.

6.2. Terms of delivery agreed between the Seller and the Buyer, and is fixed in Invoice and Specification for each separate delivery, according to the rules of INCOTERMS in edition of 2010.

7. TERMS OF PAYMENT

7.1. Currency of payment under the terms of this Agreement is the US dollar. All under this agreement are made via bank transfer into the settlement account of the Seller, specified in this Agreement.

7.2. The Buyer is obliged to pay cost of a delivered consignment of goods in a following order: - prepayment 100% (one hundred percent of the value agreed for shipment consignments.

7.3. Expenses for payment in respect of banking commissions, the commissions of banks - nonresidents, the commissions of the corresponding banks levied at transfer of money into the account of the Seller, shall be paid by the Buyer.

8. VALIDITY PERIOD OF THE AGREEMENT

8.1. The given Agreement comes into effect upon its signing by the Parties and is valid till December 31, 2017.

8.2. In case of preliminary termination of the Agreement by either Party, such Party shall notify the other Party in the written 30 days prior to such termination.

9. RESPONSIBILITY OF THE PARTIES

9.1 In case of fulfillment or not fulfillment of other actions necessary for complete accomplishment of this Agreement, which has caused losses or additional expenditures, the Party at fault shall indemnify for the damages incurred in full.

9.2. Upon consent of the Parties agreed for the sum of penalty provisions under the Agreement and in respect of damages, Goods delivery or delivery of other goods is possible 9.3. Payment of penalty provisions and indemnification do not release the Parties from the responsibility for complete fulfillment of their obligations under this Agreement. 9.4. Agreed between the Parties, the amount of penal sanctions and losses incurred is not the subject to dispute and adopted by the Parties to the voluntary execution.

10. FORCE MAJEURE

10.1. As Force-majeure circumstances under the Agreement acknowledged the following events: war and military operations, rebellion, mobilization, strike at the enterprises of the Seller, Suppliers and the Buyer, epidemics, fire, natural disasters, actions of the authorities that influence fulfillment of obligations and other events or circumstances that are recognized and declared to be force majeure by a competent body.

10.2. Sharp changes of currency exchange rates, bankruptcy of credit institutions that serve for the Buyer are not considered to be force majeure.

10.3. The Party suffering force majeure shall within three days notify the other Party by e-mail, fax or telegram about emerging of these circumstances and their probable duration that prevent the Party from fulfilling its obligations under the Agreement. If this Party fails to notify about emerging of the above mentioned circumstances within due time, it is deprived of the right to refer to them unless these circumstances by themselves prevent the Party from sending such a notification.

10.4. For the period of force majeure circumstances the obligations of the Seller and the Buyer are suspended, sanctions for failing to fulfill the obligations under this Agreement are not applied and the term of fulfilling the obligations under this Agreement is prolonged for the period corresponding to period of force majeure circumstance and reasonable time for elimination of its consequences.

10.5. All the facts presented in the notice shall be confirmed by competent authorities or the organizations of the corresponding state.

10.6. In case force majeure circumstances last for more than 45 (forty five) calendar days, the Parties are obliged to perform mutual settlement under the Agreement within the following 5 (five) days, if there is no additional bilateral agreement.

11. OTHER PROVISIONS

11.1. All amendments and changes to this Agreement are its integral part and remain valid in case they are presented in the written form and obligatory signed by authorized representatives of the Parties as well as certified with the seals of the parties of the Agreement.

11.2. All correspondence connected with execution of this Agreement and sent via facsimile or electronic communication media as well as by means of communication by government couriers and other kinds of communication that does not distort the meaning of the transmitted document, has legal force. The documents submitted by facsimile communication or e-mail are to be signed by authorized representatives of the Parties and certified with the seals of the parties of the Agreement, and within 30 (thirty) days the originals of these documents shall be presented.

11.3. The Agreement is made and signed in English languages, two copies for the Seller and one copy for the Buyer, each having the same legal force.

13. Legal Addresses of the Parties:

SELLER:

Company name: HIGH TECHNOLOGY GLOBAL TRADING LTD

Address: Wanda Plaza A1120,Xinbei District,Jiangsu Province,China

Tel.: +86 134 0159 0195

BUYER:

Sole trader

Alexandru Curiliuc

Address: 3773 Howard Hughes Parkway 500s Las Vegas, NV 89169

Phone: (702) 997-2255

BUYER’S SIGNATURE

SELLER’S SIGNATURE